IMMEDIATE RELEASE
December 3, 2013

UNITED NATURAL FOODS, INC. ANNOUNCES
FIRST QUARTER FISCAL 2014 RESULTS

Q1 FISCAL 2014 DILUTED EPS INCREASED 30.2% TO $0.56 FROM $0.43 FOR Q1 FISCAL 2013

Q1 FISCAL 2014 DILUTED EPS INCREASED 21.7% OVER Q1 FISCAL 2013
ADJUSTED DILUTED EPS OF $0.46

Providence, Rhode Island - December 3, 2013 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the first quarter of fiscal 2014 ended November 2, 2013.

First Quarter Fiscal 2014 Highlights

•	Net sales increased 13.6%, or $192.0 million, to $1.6 billion compared to $1.4 billion in the same period last fiscal year

•
Diluted EPS was $0.56 for the first quarter of fiscal 2014, an increase of 30.2% from $0.43 for the same period last fiscal year. When adjusting the prior year diluted EPS for certain items as detailed below, diluted EPS increased 21.7% from $0.46 for the same period last fiscal year.

"Continued demand and UNFI's focus on its core strategies delivered strong results during the first quarter of fiscal 2014," said Steven Spinner, President and Chief Executive Officer.

Net sales for the first quarter of fiscal 2014 increased 13.6% to $1.6 billion from $1.4 billion in the first quarter of fiscal 2013. Gross margin was 16.9% for the first quarter of fiscal 2014, a 20 basis point increase from gross margin of 16.7% for the first quarter of fiscal 2013. Compared to the fourth quarter of fiscal 2013, gross margin decreased 39 basis points primarily due to the continued shift in customer mix to the conventional supermarket and supernatural channels.

Total operating expenses were 13.9% as a percentage of net sales for the first quarter of fiscal 2014, a decrease of 21 basis points compared with the first quarter of fiscal 2013. Total operating expenses increased $23.8 million, or 11.9%, to $223.2 million in the first quarter of fiscal 2014 as compared to $199.4 million in the first quarter of fiscal 2013, primarily due to higher sales volume. Total operating expenses for the first quarter of fiscal 2013 included $1.6 million of expenses related to the termination of a licensing agreement and the write-off of the associated intangible asset. Excluding these expenses from the first quarter of fiscal 2013, total operating expenses for the first quarter of fiscal 2014 increased 12.8%, or $25.4 million, compared to the first quarter of fiscal 2013. Total operating expenses in the first quarter of fiscal 2013 also included $1.0 million of expenses related to the labor action at the Company's Auburn, Washington facility.

On a GAAP basis, operating income increased 31.3%, or $11.5 million, to $48.0 million for the first quarter of fiscal 2014 compared to $36.6 million for the first quarter of fiscal 2013. Operating income as a percentage of net sales for the first quarter of fiscal 2014 increased 41 basis points to 3.0% compared to the first quarter of fiscal 2013. Adjusting operating income for the first quarter of fiscal 2013 to exclude expenses associated with the write-off of the intangible asset, operating income for the first quarter of fiscal 2014 increased 25.7%, or $9.8 million, from $38.2 million for the first quarter of fiscal 2013. Operating income as a percentage of net sales increased 29 basis points from adjusted operating income as a percentage of net sales of 2.7% for the first quarter of fiscal 2013.

GAAP net income for the first quarter of fiscal 2014 increased $6.2 million, or 28.9%, to $27.8 million, or $0.56 per diluted share, from $21.5 million, or $0.43 per diluted share, for the first quarter of fiscal 2013. Other expense, net for the first quarter of fiscal 2013 included $4.9 million in expense associated with an agreement to settle a multi-state unclaimed property audit. When adjusting net income for the first quarter of fiscal 2013 for this expense and the expenses associated with the write-off of the intangible asset, partially offset by a net discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions, net income for the first quarter of fiscal 2014 increased $5.0 million, or 21.8%, from $22.8 million, or $0.46 per diluted share, for the first quarter of fiscal 2013.

"As we grow into new facilities, channels and geographies, UNFI is well positioned to continue its growth," concluded Mr. Spinner.

Affirmed Fiscal 2014 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2014, UNFI is affirming its previous guidance for fiscal 2014 provided on September 12, 2013. For fiscal 2014, ending August 2, 2014, which is a 52-week fiscal year compared with the 53-week fiscal 2013, the Company expects net sales in the range of approximately $6.65 to $6.78 billion, an increase of approximately 9.7% to 11.8% over fiscal 2013. Adjusting for the 53rd week in fiscal 2013, sales growth for fiscal 2014 is expected in the range of approximately 11.8% to 14.0%. The Company estimates GAAP earnings per diluted share for fiscal 2014 in the range of approximately $2.40 to $2.50 per share, an increase of approximately 10.1% to 14.7% over fiscal 2013 GAAP earnings per diluted share of $2.18.

Conference Call & Webcast
The Company's first quarter 2014 conference call and audio webcast will be held today, Tuesday December 3, 2013 at 5:00 p.m. EST. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 31,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 as one of its "Most Admired Companies" and in 2012 as one of its "Most Admired American Companies", winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on October 1, 2013 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and earnings per diluted share) in each case excluding certain unusual expenses as described in more detail within this press release.  The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled “Condensed Consolidated Statements of Income with Adjustments” for the three months ended October 27, 2012.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and earnings per diluted share for the applicable periods excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2013 fiscal year versus the comparable periods in the 2014 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended
	November 2, 2013	October 27, 2012
Net sales	$1,602,011	$1,410,037
Cost of sales	1,330,835	1,174,084
Gross profit	271,176	235,953
Operating expenses	223,150	197,758
Restructuring and asset impairment expenses	—	1,629
Total operating expenses	223,150	199,387
Operating income	48,026	36,566
Other expense (income):
Interest expense	1,854	978
Interest income	(120)	(173)
Other, net	19	4,781
Total other expense, net	1,753	5,586
Income before income taxes	46,273	30,980
Provision for income taxes	18,509	9,444
Net income	$27,764	$21,536
Basic per share data:
Net income	$0.56	$0.44
Weighted average basic shares of common stock outstanding	49,439	49,142
Diluted per share data:
Net income	$0.56	$0.43
Weighted average diluted shares of common stock outstanding	49,735	49,585

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	November 2, 2013	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$9,357	$11,111
Accounts receivable, net	398,210	339,590
Inventories	838,391	702,161
Prepaid expenses and other current assets	36,192	38,534
Deferred income taxes	23,822	23,822
Total current assets	1,305,972	1,115,218
Property & equipment, net	362,298	338,594
Goodwill & intangible assets, net	269,020	251,414
Other assets	24,625	24,682
Total assets	$1,961,915	$1,729,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$394,668	$283,851
Accrued expenses and other current liabilities	102,537	113,397
Current portion of long-term debt	1,226	1,019
Total current liabilities	498,431	398,267
Notes payable	228,099	130,594
Long-term debt, excluding current portion	33,414	33,091
Deferred income taxes	41,474	41,474
Other long-term liabilities	27,943	27,336
Total liabilities	829,361	630,762
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,609 issued and outstanding shares at November 2, 2013; 49,330 issued and outstanding shares at August 3, 2013	496	493
Additional paid-in capital	386,045	380,109
Unallocated shares of Employee Stock Ownership Plan	(43)	(39)
Accumulated other comprehensive loss	(1,383)	(1,092)
Retained earnings	747,439	719,675
Total stockholders’ equity	1,132,554	1,099,146
Total liabilities and stockholders’ equity	$1,961,915	$1,729,908

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three months ended
	November 2, 2013	October 27, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,764	$21,536
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,238	10,119
Share-based compensation	5,478	4,714
Gain on disposals of property and equipment	(67)	(19)
Excess tax benefits from share-based payment arrangements	(2,332)	(30)
Impairment of intangible asset	—	1,629
Unrealized loss on foreign exchange	209	122
Provision for doubtful accounts	933	691
Non-cash interest expense	616	—
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(55,678)	(30,216)
Inventories	(131,765)	(140,067)
Prepaid expenses and other assets	2,367	(1,463)
Accounts payable	100,198	76,165
Accrued expenses and other liabilities	(8,625)	1,360
Net cash used in operating activities	(49,664)	(55,459)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,247)	(4,573)
Purchases of acquired businesses, net of cash acquired	(22,973)	(9,235)
Proceeds from disposals of property and equipment	99	20
Net cash used in investing activities	(56,121)	(13,788)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(86)	(100)
Proceeds from borrowings under revolving credit line	192,715	217,477
Repayments of borrowings under revolving credit line	(95,210)	(183,441)
Increase in bank overdraft	6,347	30,352
Proceeds from exercise of stock options	1,551	1,165
Payment of employee restricted stock tax withholdings	(3,422)	(3,217)
Excess tax benefits from share-based payment arrangements	2,332	30
Capitalized debt issuance costs	—	(7)
Net cash provided by financing activities	104,227	62,259
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(196)	(195)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,754)	(7,183)
Cash and cash equivalents at beginning of period	11,111	16,122
Cash and cash equivalents at end of period	$9,357	$8,939

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,074	$932
Cash paid for federal and state income taxes, net of refunds	$5,989	$4,113

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Three months ended October 27, 2012
	GAAP			Adjustments		Adjusted

Net sales	$1,410,037	100.00%		$—		$1,410,037	100.00%
Cost of sales	1,174,084	83.27%		—		1,174,084	83.27%
Gross profit	235,953	16.73%		—		235,953	16.73%
Operating expenses	197,758	14.03%		—		197,758	14.03%
Restructuring and asset impairment expenses	1,629	0.12%		(1,629)	(a)	—	—%
Total operating expenses	199,387	14.14%	*	(1,629)		197,758	14.03%
Operating income	36,566	2.59%		1,629		38,195	2.71%	*
Other expense (income):
Interest expense	978	0.07%		—		978	0.07%
Interest income	(173)	(0.01)%		—		(173)	(0.01)%
Other, net	4,781	0.34%		(4,900)	(b)	(119)	(0.01)%
Total other expense, net	5,586	0.40%		(4,900)		686	0.05%
Income before income taxes	30,980	2.20%	*	6,529		37,509	2.66%
Provision for income taxes	9,444	0.67%		5,274	(c)	14,718	1.04%
Net income	$21,536	1.53%		$1,255		$22,791	1.62%

Basic per share data:
Net income	$0.44			$0.03		$0.46	*
Weighted average basic shares of common stock outstanding	49,142			—		49,142

Diluted per share data:
Net income	$0.43			$0.03		$0.46
Weighted average diluted shares of common stock outstanding	49,585			—		49,585

* Total reflects rounding
(a) Represents expense incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset.
(b) Represents expense incurred in connection with agreement to settle multi-state unclaimed property audit.
(c) Represents the additional tax expense related to adjustments for the expenses above, as well as a discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions.